Exhibit 10.3

Digital Health Acquisition Corp.

980 N Federal Hwy, #304

Boca Raton, FL, 33432

November 21, 2023

[INVESTOR]

[ADDRESS]

Re:	Amendment to Securities Purchase Agreement for Additional Notes

Dear Sirs:

Reference is made to (i) the Securities Purchase Agreement dated as of October 5, 2022 ( as amended, superseded, replaced, or otherwise modified from time to time, the “Purchase Agreement”), between Digital Health Acquisition Corp., a Delaware corporation (the “Company”), and [INVESTOR], a Connecticut limited liability company, as purchaser (“you” or “[INVESTOR]”) and [INVESTOR], as collateral agent for the Purchaser Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in any of the applicable Transaction Documents (as defined in the Purchase Agreement), in each case as of the date hereof, and (ii) that certain Exchange Agreement to be entered between the Sellers, the Collateral Agent and the Holders on or around the date hereof as amended, superseded, replaced, or otherwise modified from time to time, the “Exchange Agreement”).

This letter agreement (this “Letter Agreement”) confirms our recent discussions regarding an additional purchase by [INVESTOR] of an aggregate of $150,000.00 in Subscription Amounts of Senior Secured Convertible Promissory Notes of the Company, which Subscription Amounts shall correspond to an aggregate of $166,667.00 in Initial Principal Amounts to reflect a ten percent (10%) original issue discount, and certain related matters.

In consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and [INVESTOR] hereby agree as follows:

(1)	This Letter Agreement shall be deemed to be included in the definition of “Transaction Documents” as such term is defined by the Purchase Agreement.

(2)	Upon the terms and subject to the conditions set forth in the Purchase Agreement and herein, (a) the Company agrees to sell, and [INVESTOR] agrees to purchase, (i) substantially concurrent with the execution and delivery of this Letter Agreement by the parties hereto, a Note issuable by the Company having a principal amount equal to $111,111.33 and (ii) at a later date mutually agreed upon by the parties hereto, a Note issuable by the Company having a principal amount equal to $55,555.67 (collectively, the “Additional Closings”). At each Additional Closing, [INVESTOR] shall deliver to the Company, via wire transfer to an account designated by the Company immediately available Dollars equal to $100,000.00 and $50,000.00, as applicable, and the Company shall deliver to [INVESTOR] its Senior Secured Convertible Promissory Note in such amount in the form attached hereto as Exhibit A. Upon satisfaction of the covenants and conditions set forth in Section 2.4 and herein for the Additional Closings, the Additional Closings shall occur at the offices of Sullivan and Worcester LLP, 1633 Broadway, New York, NY 10019 or such other location as the parties shall mutually agree, and may by agreement be undertaken remotely by electronic exchange of documentation for the Additional Closings.

(3)	The definition of the term “Notes” under Section 1.1 of the Purchase Agreement shall be amended to include a Senior Secured Convertible Promissory Note of the Company in the form attached hereto as Exhibit A and otherwise in form and substance satisfactory to [INVESTOR] on the date hereof, issued by the Company to [INVESTOR] as of the date hereof.

(4)	All interests, fees and liquidated damages accruing after October 1, 2023 under the Notes originally executed on October 5, 2022 shall be waived until further notice is provided by [INVESTOR] to the Company.

(5)	Sections 2.3(a)(viii) and 2.3(b)(iv) of the Purchase Agreement are hereby deleted and the Letter Agreement concerning Post-Closing Deliverables dated October 5, 2022 is hereby terminated.

(6)	Solely with respect to the Notes issued at the Additional Closings, the Purchase Agreement and the related Transaction Documents shall be amended as follows:

a.	The definitions of “Business Combination” and “Exempt Issuance” under Section 1.1 of the Purchase Agreement shall each be deleted in their entirety and replaced with the definitions of the corresponding defined terms under Section 1.1 of the Exchange Agreement.

b.	The definitions of “PIPE” shall be deleted.

c.	Section 4.1(d) of the Purchase Agreement shall be deleted.

d.	Section 4.11 of the Purchase Agreement shall be deleted in its entirety and replaced with Section 4.11 of the Exchange Agreement.

For the avoidance of doubt, nothing contained in this Letter Agreement shall constitute a waiver of any Events of Default that have occurred under the Purchase Agreement and other Transaction Documents and are or may be continuing on and as of the date hereof.

The Company hereby reaffirms all such representations, warranties, obligations and liabilities and agrees that such representations, warranties, obligations and liabilities shall remain in full force and effect.

The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any of the Transaction Documents or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any of the Transaction Documents.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) except as otherwise provided in the Transaction Documents, is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and shall not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company’s board of directors approving this Letter Agreement and all undertakings thereto in all respects and written evidence of the same provided to the Unitholder Representative prior to the execution and delivery of this Letter Agreement and (b) the Company filing within two Business Days after the full execution and delivery of this Letter Agreement a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions herein; provided, however, that at the reasonable request of an Investor the Company will use commercially reasonable efforts to file such report prior to the time required herein.

Kindly confirm your agreement with the above by signing in the space indicated below and by returning by email a partially executed PDF copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Digital Health Acquisition Corp.

By:
Name: Scott Wolf
Title: Chief Executive Officer

AGREED AND ACCEPTED:

[INVESTOR], as Purchaser and Collateral Agent

By:
Name:
Title:

EXHIBIT A

FORM OF CONVERTIBLE NOTE